                                                                           FINAL

                                                                     Exhibit 2.1





                           ASSET PURCHASE AGREEMENT

                                   FOR THE

                           ACQUISITION OF THE ASSETS

                                      OF

                    THE ELECTRICAL PRODUCTS GROUP DIVISION

                                      OF

                         SDI OPERATING PARTNERS, L.P.

                                      BY

                  CONSOLIDATED ELECTRICAL DISTRIBUTORS, INC.


                          Dated as of October 4, 1994

                           ASSET PURCHASE AGREEMENT

     AGREEMENT dated as of October 4, 1994 between SDI OPERATING PARTNERS, L.P., a Delaware limited partnership (the "Seller") and CONSOLIDATED ELECTRICAL DISTRIBUTORS, INC., a Delaware corporation (the "Buyer").

     The Electrical Products Group Division of the Seller (the "Division") is engaged principally in the business of distribution of electrical products and components in the Midwestern and Southern United States. The Seller desires to sell certain assets and properties of the Seller, comprising the Division, to the Buyer, and the Buyer desires to acquire the same from the Seller, upon and subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Sale and Purchase of Assets.
        ---------------------------

        1.1 Assets to be Purchased. At the Closing hereunder, the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, (a) all of Seller's right, title and interest in and to those assets reflected in the Division's June 30 Balance Sheet (as hereinafter defined), with only such changes therein as shall have occurred between June 30, 1994 and the Closing Date (as hereinafter defined) in the ordinary course of business or as are permitted or contemplated by this Agreement, (b) all rights of Seller with respect to the business of the Division under all trade names, agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments and other documents to which it is a party or by which it has rights, but only to the extent that such items relate specifically and directly to the Division, and (c) the business and operations of the Division as a going concern; provided, however, that the assets to be
                                    -----------------
sold shall not include (i) cash and cash items other than petty cash and bonds or deposits with suppliers or customers, (ii) tax refunds and (iii) insurance policies and claims thereunder.

        All of the assets and business to be sold by the Seller are hereinafter referred to collectively as the "Purchased Assets".

        1.2  Determination and Payment of Purchase Price. The Seller and the
             -------------------------------------------
Buyer shall cause a physical inventory (under the observation of Coopers & Lybrand, the Seller's accountants, and Price Waterhouse, the Buyer's accountants) and valuation (herein called the "Closing Valuation") to be made with respect to the Division as of the close of business on the Transfer Date (the Thursday preceding the Closing) to determine the value of the Purchased Assets and the consideration to be paid by the Buyer to the Seller, on the following basis:

             (a) Inventory. Inventory shall be priced on an item-by-item basis
                 ---------
at the lower of cost or market. For purposes of the preceding sentence "cost" shall be determined with reference to the inventory valuation systems used by the Division in the ordinary course of its business, and "market" shall be determined by using current manufacturers' price sheets to distributors and applying all discounts available to the Division. The inventory obsolescence reserve shall equal the greater of 5% of total gross inventory value or $675,000.

             (b) Trade Accounts Receivable. All of the Seller's trade accounts
                 -------------------------
receivable which are outstanding at the close of business on the Transfer Date shall be valued at the face amount thereof, except those which at the Transfer Date (i) constitute inter-company accounts, (ii) have been assigned or otherwise turned over for collection, (iii) are the subject matter of any then outstanding litigation, (iv) have been on the Seller's books for more than 90 days, irrespective of whether there is collateral security therefor, or (v) have heretofore been written off as uncollectible by the Seller.

             (c) Other Assets. All of the Purchased Assets, other than those
                 ------------
specifically valued in the preceding subparagraphs hereof, shall be valued based on generally accepted accounting principles adopted by the Division, on a consistent basis, except that Goodwill and Other Intangible Assets shall be valued at zero.

The cash consideration payable to the Seller by the Buyer hereunder shall be $12,300,000 plus the value of the Seller's Purchased Assets as hereinabove determined, reduced by the amount of the Seller's liabilities and credit balances to be assumed by the Buyer pursuant to Section 1.3 hereof.

             (d) Liabilities Not Assumed. The Buyer shall not assume or be
                 -----------------------
liable for any liabilities or obligations of the Seller other than those herein expressly agreed to by the Buyer. All other liabilities and obligations of the Seller shall be paid, performed and discharged by it in due course as such liabilities and obligations become due.

             (e) Payment, Escrow and Post-Closing Adjustments. At the Closing,
                 --------------------------------------------
the Buyer shall pay to the Seller by wire transfer in accordance with the Seller's written instructions the estimated aggregate cash consideration for the Purchased Assets, calculated as set forth in this Section 1.2, less $2,500,000. The Buyer shall deposit said sum of $2,500,000 in escrow with CoreStates Bank, N.A., Philadelphia, from which the Seller shall be paid any balance of said consideration after effecting post-closing adjustments, including adjustments for (x) inventory valuation pursuant to this Section 1.2 and (y) the accounts receivable adjustments provided for in Section 1.2(f) hereof, (the "Post-Closing Adjustments"), and the satisfaction of claims against the escrow as provided in Section 13 of this Agreement. The Escrow Agreement shall be substantially in the form attached hereto as Exhibit A. Post-closing Adjustments shall be prepared by the Buyer and submitted to the Seller and its accountants within sixty days following the closing. The Seller's accountants shall be entitled to have the same access to the Division's records and personnel as they would have in conducting an annual audit. The Seller shall have thirty days thereafter within which to object to the Buyer's calculation of Post-closing Adjustments. Upon objection the matter of the Post-closing Adjustments shall be submitted to the firm of Deloitte Touche which shall act as arbitrator to conclusively determine the Post-closing Adjustments in accordance with the provisions of this Agreement. Upon determination of the Post-closing Adjustments as herein provided, the amount of the escrow shall be reduced to $400,000, and the parties shall give appropriate written instructions to the Escrow Holder to that effect.

             (f) Uncollected Accounts Receivable. At any time within thirty days
                 -------------------------------
after four months from the Closing Date, the Buyer may notify the Seller of any accounts receivable of the Seller which were included in the Closing Valuation and are then unpaid, and the Seller shall thereupon pay to the Buyer the amount of such accounts less any collections received after the Transfer Date on accounts which were not included in the Closing Valuation. If the collections should exceed the amount of unpaid accounts, the excess shall be paid by the Buyer to the Seller. For purposes of this Section, all payments received after the Transfer Date from a customer of the Seller shall, unless application to a specified account is otherwise directed by the customer, be applied first to the oldest account owing by such customer as of the Transfer Date. The Buyer shall use its best efforts and exercise due diligence to collect all accounts receivable of the Seller shown on the Closing Valuation; provided that any collection or attorneys' fees or other costs incurred in connection therewith shall be charged to the Seller; and provided further that the Buyer shall not be required to take any action against an account debtor if, in the opinion of the Buyer, it would be detrimental to the business relationship between any such debtor and Buyer to do so.

     The Buyer shall provide the Seller with reports as of the first day of each month with respect to the collection of the accounts receivable. Upon payment by the Seller pursuant to this Section 1.2(f), the Buyer shall transfer and assign to the Seller, without recourse, all accounts receivable which are uncollected.

        1.3  Assumption of Liabilities and Obligations.
             -----------------------------------------

             (a) Except as otherwise provided in paragraph (b) of this Section
1.3 at and effective as of the Closing,
the Buyer shall assume and agree to pay, discharge and perform, as appropriate, the following liabilities and obligations of the Seller relating to the
Division:

                 (i) all liabilities and obligations of the Seller relating to the Division as of the Closing reflected or reserved against in the Closing Valuation and not paid or discharged prior to the Closing;

                 (ii) all liabilities and obligations of the Seller relating to the Division arising in the ordinary course from and after the Closing Date;

                 (iii) all liabilities and obligations of the Seller relating to the Division arising from and after the Closing Date in respect of contracts, agreements, leases, mortgages and commitments that are (A) specifically identified as being assumed by the Buyer hereunder in the Schedule (as hereinafter defined) called for by Section 3.8 or (B) not required to be identified in the Schedule in accordance with the provisions of that Section; and

                 (iv) all other liabilities and obligations listed in the Schedule as being assumed by the Buyer.

             (b) Notwithstanding paragraph (a) of this Section 1.3, in no event shall the Buyer assume, agree to pay, discharge or perform, or incur, as the case may be, any liability or obligation under this Section 1.3 or otherwise in respect of any liability or obligation in respect of any federal, state or local income or sales tax.

        All of the liabilities and obligations assumed by the Buyer pursuant to this Section 1.3 are hereinafter referred to collectively as the "Assumed Liabilities".

        1.4  Allocation of Purchase Price. The Purchase Price shall be allocated
             ----------------------------
among the Purchased Assets as mutually agreed between the parties and the parties agree that neither of them will take any position for income tax purposes which is inconsistent with such allocation.

        1.5  Use of Name. The Seller agrees that following the Closing it shall
             -----------
refrain from using the names American Electric Company, Keathley-Patterson and Philips & Co. and that all rights of the Seller in those names shall be assigned to the Buyer.

     2. Closing.
        -------

        2.1  Time and Place of Closing. The closing (the "Closing") of the sale
             -------------------------
and purchase of the Purchased Assets shall take place at 10:00A.M. on December 5, 1994 (the "Closing Date") at the offices of Morgan, Lewis & Bockius,
2000 One Logan Square, Philadelphia, Pennsylvania, or at such other time and place as the parties shall mutually agree in writing.

        2.2  Items to be Delivered at Closing.
             --------------------------------

             (a) At the Closing, the Seller will deliver to the Buyer a bill of sale for the Purchased Assets, deeds for the Real Property disclosed in the Schedule pursuant to Section 3.7(c) and such other assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer, in form satisfactory to the Buyer and its counsel, as shall be necessary and effective to convey, transfer and assign to, and vest in, the Buyer all of the Seller's right, title and interest in and to the Purchased Assets, including without limitation, (i) good, valid and marketable title in and to all of the Purchased Assets owned by the Seller, (ii) good and valid leasehold interests in and to all of the Purchased Assets leased by the Seller and (iii) all of the Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments and other documents comprising the Purchased Assets to which the Seller is a party or by which it has rights on the Closing Date.

             (b) At the Closing, the Buyer will deliver to the Seller an undertaking whereby the Buyer will assume and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities as provided in Section 1.3.

        2.3  Further Assurances. Following the Closing, at the request of the
             ------------------
Buyer, the Seller will execute, acknowledge and deliver to the Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyer may reasonably require in order to vest more effectively in the Buyer, or to put the Buyer more fully in possession of, any of the Purchased Assets, or to better enable the Buyer to complete, perform or discharge any of the Assumed Liabilities assumed by the Buyer at the Closing pursuant to Section 1.3 hereof.

     3. Representations and Warranties of the Seller. The Seller represents and
        --------------------------------------------
warrants to the Buyer as follows:

        3.1  Organization and Powers. The Seller is a limited partnership duly
             -----------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and carry on its business as now conducted.

        3.2  Power and Authorization. The Seller has full authority to execute
             -----------------------
and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller have been duly authorized by all necessary partnership action. This Agreement is binding and enforceable upon the Seller in accordance with its terms.

        3.3  Conflict with Other Agreements, Approvals. With respect to the
             -----------------------------------------
following:

             (a) the Agreement of Limited Partnership of the Seller,

             (b) any applicable law, statute, rule or regulation,

             (c) any material agreement or instrument to which the Seller is a party or may be bound, or

             (d) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Seller is a party or subject, except as disclosed in the schedule to be delivered by the Seller to the Buyer as soon as practicable after the date of this Agreement (the "Schedule"), the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of the Seller, (i) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (ii) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done except for filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "H-S-R Act").

        3.4  Compliance with Law. Except as disclosed in the Schedule, to the
             -------------------
knowledge of the Seller, the Seller's conduct of the business of the Division is and has been in substantial compliance with all material applicable federal, state, local or other governmental laws or ordinances, foreign or domestic, and any material order, rule or regulation of any federal, state, local or other governmental agency or body, foreign or domestic (including, without limitation, all environmental, energy, safety, health, zoning, anti-discrimination, antitrust, wage and hour and price and wage control laws, ordinances, orders, rules or regulations to the extent any or all of the foregoing are applicable), the non-compliance with which, or the violation of which would have a material adverse effect on the Purchased Assets, Assumed Liabilities, financial condition, results of operations or business prospects of the Division, and the Seller has received no claim or notice of violation with respect thereto.

        3.5  Financial Statements.
             --------------------

             (a) The Seller has delivered to the Buyer true and complete copies of the following financial statements of the Division attached hereto as Exhibit
B:

     Unaudited Balance Sheet of American Electric Company as of June 30, 1994

     Unaudited Balance Sheet of Keathley-Patterson Electric Company as of June 30, 1994

     Unaudited Balance Sheet of Philips & Company as of June 30, 1994

             (b) Such financial statements have been prepared in accordance with generally accepted accounting principles. The balance sheets fairly present the financial condition, assets and liabilities of the Division at the date indicated. The balance sheets as of June 30, 1994 are referred to herein as the June 30 Balance Sheet.

        3.6  Absence of Adverse Changes or Events. Except as otherwise reflected
             ------------------------------------
in the Schedule, since June 30, 1994 there has been no change in the Purchased Assets, Assumed Liabilities, financial condition, results of operations or business prospects of the Division which has materially adversely affected or, in the judgment of the Seller might materially adversely affect, the Purchased Assets, Assumed Liabilities, financial condition, results of operations or business prospects of the Division.

        3.7 Assets.
            ------

             (a) Except as disclosed in the Schedule, the Seller is the owner of and has good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (i) the lien of current taxes not yet due and payable; and (ii) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto.

             (b) The Purchased Assets are in good operating condition in all material respects and are usable in the ordinary course of business, subject to ordinary wear and tear.

             (c) The Schedule sets forth all real estate included in the Purchased Assets (the "Real Property") and the location of the Real Property. The Seller will deliver to the Buyer as soon as practicable after the date of this Agreement (i) a copy of each deed by which the Seller acquired title to or interest in the Real Property, (ii) a copy of title abstracts and title insurance policies which the Seller has for the Real Property, (iii) a copy of the most recent survey or surveys the Seller has for the Real Property, (iv) a copy of certificates of occupancy (or, if a copy is not readily obtainable, confirmation that a certificate was in the past issued) for the improvements on the Real Property and any notices of violation with respect to the Real Property, including without limitation, notices relating to environmental laws, and (v) a copy of any variance granted with respect to any of the Real Property pursuant to applicable zoning laws or ordinances, all of which documents are true and complete copies thereof as in effect on the date hereof. The Real Property is zoned as set forth in the Schedule, and, to the knowledge of the Seller, the conduct of the business of the Seller which is currently conducted on the Real Property does not violate such zoning classification. To the knowledge of the Seller, there are no public improvements, condominium or association assessments against the Real Property. Except as set forth in the Schedule, to the knowledge of the Seller, there is no easement, covenant, right-of-way, agreement, license, lease, sublease, occupancy agreement or restriction with respect to the Real Property. The Seller has received no notices, oral or written, and has no reason to believe, that any government body having jurisdiction over the Real Property intends to exercise the power of eminent domain or similar power with respect to all or any part of the Real Property.

        3.8  Contracts. All written or oral contracts, agreements, leases,
             ---------
mortgages and commitments ("Contracts"), to which, with respect to the Division, the Seller is a party or may be bound, are listed in the Schedule, except Contracts relating to purchase or sales orders in the ordinary course of business or involving a payment of less than $25,000 and which can be terminated by the Seller within 30 days after written notice. To the knowledge of the Seller, all Contracts are valid and in full force and effect on the date hereof and the Seller has not violated any provision of, or committed or failed to perform any act, which with notice, lapse of time or both would constitute a default under the provisions of any Contract the termination of which would have a material adverse effect upon the Purchased Assets, Assumed Liabilities, financial condition, results of operations or business prospects of the Division. Copies of all material written Contracts disclosed in the Schedule have been made available to the Buyer.

        3.9  Litigation. Except as disclosed in the Schedule, to the knowledge
             ----------
of the Seller, (a) no claim, action, suit, arbitration, investigation or other proceeding is pending or, to the knowledge of the Seller, threatened or known to be contemplated, against the Seller with respect to the Division or any of its properties before any court, governmental agency, authority or commission, arbitrator or "impartial mediator", (b) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Seller with respect to the Division and (c) no litigation or claims have been brought or threatened, or are known to be contemplated, respecting the transactions contemplated by this Agreement.

        3.10 Employee Benefit Plans and Arrangements. The Schedule contains a
             ---------------------------------------
complete list of all employee benefit plans sponsored or maintained by the Seller with respect to the Division. For the purposes hereof, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of section 3(2) of ERISA.

        3.11 Patents and Trademarks. To the knowledge of the Seller, the Seller
             ----------------------
owns all foreign and United States patents, trademarks, service marks, trade names, copyrights and applications with respect thereto, or has entered into a subsisting license agreement with respect thereto, which are necessary for the conduct of the business of the Division as now conducted and as heretofore conducted, with no known conflict with, or infringement of, any patent, trademark, service mark, trade name or copyright owned by any person. The Schedule contains a complete and correct listing of all such patents, trademarks, service marks, trade names, copyrights and applications with respect thereto and license agreements.

        3.12 Franchises, Licenses, Permits, etc.. To the knowledge of the
             -----------------------------------
Seller, the Seller owns or possesses in the operation of the business of the Division all franchises, licenses, permits, consents, approvals, waivers and other authorizations, governmental or otherwise, which are necessary for it to conduct the business of the Division as now or heretofore conducted ("Authorizations"), all of which are listed in the Schedule. To the knowledge of the Seller, the Seller is not in default and has not received any notice of any claim of default, with respect to any such Authorization, or any notice of any other claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary Authorization. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will have any materially adverse effect upon any such Authorization except as disclosed in the Schedule.

        3.13 Right to Rescind. The Buyer shall have the right to rescind this
             ----------------
Agreement within 15 days after the delivery of the Schedule if in its good faith judgment the Schedule is not reasonably satisfactory to the Buyer.

     4. Representations and Warranties of the Buyer. The Buyer represents and
        -------------------------------------------
warrants to the Seller as follows:

        4.1  Organization and Powers. The Buyer is a corporation duly organized,
             -----------------------
validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and carry on its business as now conducted.

        4.2  Power and Authorization. The Buyer has full authority to execute
             -----------------------
and deliver this Agreement and carry out the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer have been duly authorized by all necessary corporate action. This Agreement is binding and enforceable upon the Buyer in accordance with its terms.

        4.3  Conflict with Other Agreements, Approvals. With respect to the
             -----------------------------------------
following:

             (a) the Articles of Incorporation or Bylaws of the Buyer,

             (b) any applicable law, statute, rule or regulation,

             (c) any material agreement or instrument to which the Buyer is a party or may be bound, or

             (d) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Buyer is a party or subject, the execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (ii) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been obtained or any notice to or filing with any court or administrative or governmental body which has not been given or done except for filings pursuant to the H-S-R Act.

     5. Conduct of Business of the Division Prior to Closing. The Seller
        ----------------------------------------------------
covenants to the Buyer that, except as may be approved in writing by the Buyer, from and after the date hereof to the Closing Date:

        5.1  Business. The Seller will conduct and operate the business of the
             --------
Division only in the ordinary course consistent with past practice so as to protect such business and to maintain the good will it now enjoys and, to the extent consistent with such operations, use all reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and employees, and preserve its relationships with suppliers, jobbers, distributors, customers and others having business dealings with it. The Division shall not enter into lease or purchase agreements pertaining to computers or related equipment or software between the date hereof and the Closing without first obtaining written consent of the Buyer.

        5.2  Adverse Changes. The Seller will not take or omit to take any
             ---------------
action which action or omission would in its reasonable judgment cause any material adverse change to occur in the Purchased Assets, Assumed Liabilities, financial condition, results of operations or business prospects of the Division.

        5.3  Maintenance of Properties, Permits, Franchises, Licenses, etc. The
             -------------------------------------------------------------
Seller will, at its own expense, maintain all of the properties used or useful in the business of the Division in customary repair, order and condition, except for reasonable wear and tear and damage by fire and unavoidable casualty, and maintain in full force and effect all Authorizations currently in effect.

        5.4  Encumbrances. The Seller will not mortgage, pledge or otherwise
             ------------
subject to any lien, security interest, encumbrance or charge of any nature, any of the Purchased Assets or become committed to do so, or permit or suffer any of the Purchased Assets to become subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any nature, other than liens of current taxes not yet due and payable, or become committed so to do.

     6. H-S-R Act. As promptly as practicable after the execution of this
        ---------
Agreement, the Seller and the Buyer shall each make appropriate filings with the Federal Trade Commission and the Department of Justice pursuant to the H-S-R Act and shall comply with any and all reasonable requests for additional information as soon as possible after receipt of such requests.

     7. Consents. The Seller and the Buyer shall each use their best efforts to
        --------
obtain all consents or authorizations of third parties which may be necessary or reasonably required in order to effect the transactions contemplated by this Agreement.

     8. Access to Business and Records. (a) Between the date hereof and the
        ------------------------------
Closing Date and in the absence of any breach of this Agreement by either party, the Seller grants to the Buyer and its officers, employees, attorneys, accountants and agents, the right, during normal business hours, to inspect and copy the books, records, properties and inventory of the Seller with respect to the Division and to consult with officers, employees, attorneys and agents of the Seller for the purpose of investigating the business of the Division and determining the accuracy of the representations and warranties made herein; provided that no visit or inspection of records shall be made pursuant to and for the purposes of this Section 8 unless the Buyer shall first inform a Group Vice President of the Seller of the proposed time and place of the proposed visit and the general purposes thereof and coordinate with him the arrangements therefor.

             (b) For a period of five years after the Closing, the Buyer shall preserve all files and records relating to the Division and shall allow representatives of the Seller access to such files and records and the right to make copies and extracts therefrom during normal business hours, provided that commencing three years after the Closing the Buyer may give the Seller written notice of its intention to dispose of any specified part of such files and records, in which case the Seller may notify the Buyer within 60 days of receipt of the notice of the Seller's desire to retain one or more of the items to be disposed of and the Buyer shall thereupon deliver such items to the Seller.

     9. Confidential Information. If Closing does not take place hereunder, the
        ------------------------
Buyer shall keep confidential, and shall cause any of its representatives to keep confidential, any information (unless ascertainable from public or published information or trade sources) obtained from the Seller concerning the operations and business of the Division.

     10. Employees. Effective as of the Closing, the Buyer will offer employment
         ---------
to all active employees of the Division with compensation and benefit plans and programs substantially comparable to those in effect prior to the Closing.

     10.A Covenant Not to Compete. The Seller agrees that for a period of five
          -----------------------
years after the Closing Date it will not directly or indirectly engage in any competitive business involving the sale or distribution of electrical products in any market in which the Division conducts business on the Closing Date; provided, however, that the Seller shall be entitled to engage in the inventory
- - -----------------
management business in the manner presently conducted by its SIMCO division even though it involves the purchase and sale of electrical products.

     11. Conditions to Obligation of the Buyer to Consummate Acquisition. The
         ---------------------------------------------------------------
obligation of the Buyer to consummate the asset purchase provided for in this Agreement shall be subject to the following conditions:

        11.1 Representations, Warranties and Covenants of the Seller. The
             -------------------------------------------------------
representations and warranties of the Seller herein contained and the information contained in the Schedule and any closing and other documents delivered by the Seller in connection with this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time except to the extent waived hereunder or affected by the transactions contemplated herein; the Seller shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and the Seller shall have delivered to the Buyer a certificate in form and substance reasonably satisfactory to the Buyer dated the Closing Date and signed by a Vice President of the Seller to all such effects.

        11.2 Pending Litigation. There shall not be any litigation or proceeding
             ------------------
pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, the defense of which would, in the judgment of the Buyer, made in good faith, involve expense or lapse of time that would be materially adverse to the interests of the Buyer.

        11.3 H-S-R Act Compliance. All applicable waiting periods under the
             --------------------
H-S-R Act shall have expired or early termination thereof shall have been granted.

        11.4 Third Party Consents. The consent to or approval of the
             --------------------
transactions contemplated by this Agreement from each person whose consent or approval is required in the reasonable opinion of the Buyer shall have been obtained.

        11.5 Title Insurance, Surveys and Environmental Reports. The Buyer shall
             --------------------------------------------------
have received current surveys and policies of title insurance as to each parcel of the Real Property from reputable title insurance companies licensed to do business in the State in which such Real Property is located, free of all encroachments, exceptions, liens and encumbrances except those disclosed in the Schedule pursuant to Section 3.7(c).

     In addition, the Buyer shall have received phase I environmental reports satisfactory to it with respect to each parcel of Real Property which is designated by the Buyer for such purpose within 15 days from the date the
Schedule is delivered hereunder. The costs of the surveys, title insurance and environmental reports shall be borne by the Buyer.

        11.6 Opinion of Counsel for the Seller. The Buyer shall have received an
             ---------------------------------
opinion dated the Closing Date of Morgan, Lewis & Bockius, counsel for the Seller, satisfactory to the Buyer and its counsel, to the effect that:

             (a) The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power under its Agreement of Limited Partnership to carry on its business as now being conducted.

             (b) All action required to have been taken by the Seller to authorize and effect the execution and delivery of this Agreement by the Seller and the carrying out of the transactions contemplated hereby has been taken; this Agreement constitutes the legal, valid and binding obligation of the Seller and is enforceable against it in accordance with its terms subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights.

             (c) With respect to the following:

                 (i)   the Agreement of Limited Partnership of the Seller,

                 (ii)  any applicable law, statute, rule or regulation,

                 (iii) any material agreement or instrument with respect to the Division to which the Seller is a party or may be bound of which such counsel has knowledge, or

                 (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Seller is a party or subject of which such counsel has knowledge,

except as disclosed in the Schedule, the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not (A) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (B) require any g authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

        11.7 Approval of Counsel. All steps to be taken and all papers and
             -------------------
documents to be executed, and all other legal matters in connection with the transactions contemplated by this Agreement shall be subject to the reasonable approval of B. E. Lyons, Vice President and General Counsel of the Buyer.

        11.8 Closing Documents. The Buyer shall have received such certificates
             -----------------
and other closing documentation, as B. E. Lyons, Vice President and General Counsel of the Buyer, may reasonably request.

     12. Conditions to Obligation of the Seller to Consummate the Acquisition.
         --------------------------------------------------------------------
The obligation of the Seller to consummate the asset purchase provided for in this Agreement shall be subject to the following conditions:

        12.1 Representations, Warranties and Covenants of the Buyer. The
             ------------------------------------------------------
representations and warranties of the Buyer contained herein and the information contained in the closing and other documents delivered by the Buyer in connection with this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time; the Buyer shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed or complied with by it at or prior to the Closing Date; and the Buyer shall have delivered to the Seller a certificate of the Buyer in form and substance satisfactory to the Seller dated the Closing Date and signed by a Vice President of the Buyer to all such effects.

        12.2 Pending Litigation. There shall not be any litigation or proceeding
             ------------------
pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, the defense of which would in the judgment of the Seller made in good faith, involve expense or lapse of time that would be materially adverse to the interests of the Seller.

        12.3 H-S-R Act Compliance. All applicable waiting periods under the
             --------------------
H-S-R Act shall have expired or early termination thereof shall have been granted.

        12.4 Opinion of Counsel for the Buyer. The Seller shall have received an
             --------------------------------
opinion dated the Closing Date of B. E. Lyons, Vice President and General Counsel of the Buyer, satisfactory to the Seller and its counsel, to the effect that:

             (a) The Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

             (b) All action required to have been taken by or on behalf of the Buyer to authorize and effect the execution and delivery of this Agreement by the Buyer and-the carrying out by the Buyer of the transactions contemplated hereby has been taken; this Agreement constitutes the legal, valid and binding obligation of the Buyer and is enforceable against it in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights.

             (c) With respect to the following:

                 (i)   the Articles of Incorporation or Bylaws of the Buyer,

                 (ii)  any applicable law, statute, rule or regulation,

                 (iii) any material agreement or instrument to which the Buyer is a party or may be bound of which such counsel has knowledge, or

                 (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Buyer is a party or subject of which such counsel has knowledge,

the execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (A) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (B) require any authorization, consent, approval, exemption, or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

        12.5 Approval of Counsel. All steps to be taken and all papers and
             -------------------
documents to be executed, and all other
legal matters in connection with the transactions contemplated by this Agreement shall be subject to the reasonable approval of Morgan, Lewis & Bockius, counsel for the Seller.

        12.6 Closing Documents. The Seller shall have received such certificates
             -----------------
and other closing documentation as Morgan, Lewis & Bockius, counsel for the Seller, may reasonably request.

        13.  Survival of Representations and Warranties: Indemnification.
             -----------------------------------------------------------

        13.1 Survival Period. The representations and warranties given by the
             ---------------
Seller or the Buyer under this Agreement shall survive the Closing for a period ending April 30, 1996; provided that in the case of claims by the Buyer against the Seller recoverable damages for breach shall not in the aggregate exceed the amount remaining in the Escrow Account provided for in Section 1.2(e) hereof.

        13.2 Indemnification. The Seller hereby agrees to indemnify, defend and
             ---------------
hold the Buyer harmless from any and all losses, liabilities, claims, demands, causes of action; suits or expenses which shall arise against or be incurred by the Buyer because any of the representations or warranties made by the Seller in this Agreement shall be alleged or shall prove to be false (whether or not actually known to the Seller), or because of any breach by the Seller or any warranty or agreement contained in this Agreement; provided, that the Seller shall not be liable to the Buyer except to the extent that the amount or amounts for which it would otherwise (but for this provision) be liable exceed in the aggregate the sum of $25,000 and then only to the extent of such excess.

        13.3 Indemnification by the Buyer. The Buyer hereby agrees to indemnify,
             ----------------------------
defend and hold the Seller harmless from any and all losses, liabilities, claims, demands, causes of action, suits or expenses which shall arise against or be incurred bv the Seller with respect to the Assumed Liabilities.

        13.4 Bulk Sales Laws. The parties hereby waive compliance with the bulk
             ---------------
sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     14.  Termination of Agreement.
          ------------------------

             (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                 (i)   by mutual consent of the Buyer and the Seller;

                 (ii) by the Buyer (A) at any time if the representations and warranties of the Seller contained in Section 3 hereof were materially incorrect when made or (B) upon written notice to the Seller given at any time after January 31, 1995 (or such later date as shall have been specified in a writing authorized on behalf of the Buyer and the Seller) if all of the conditions precedent set forth in Section 11 hereof have not been met; or

                 (iii) by the Seller (A) at any time if the representations and warranties of the Buyer contained in Section 4 hereof were materially incorrect when made or (B) upon written notice to the Buyer by the Seller given at any time after January 31, 1995 (or such later date as shall have been specified in a writing authorized on behalf of the Buyer and the Seller) if all of the conditions precedent set forth in Section 12 hereof have not been met.

             (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 15, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their partners, affiliates, directors, officers or shareholders in respect of this Agreement except that the Buyer's obligations under Section 9 hereof shall survive such termination.

     15. Waiver of Terms. Any of the terms or conditions of this Agreement may
         ---------------
be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by a Vice President of the Seller or the Buyer.

     16. Amendment of Agreement. This Agreement may be amended, supplemented or
         ----------------------
interpreted at any time only by written instrument duly executed by the Buyer and the Seller.

     17. Payment of Expenses. The Buyer and the Seller shall each pay their own
         -------------------
expenses, including, without limitation, the expenses of their own counsel and accountants and any broker's, finder's or similar agent's fee, incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer shall pay any sales or other transfer taxes that may be due in connection with the sale of the Purchased Assets to the Buyer.

     18. Cooperation. Subject to the terms and conditions herein provided, each
         -----------
of the parties hereto shall use its or their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     19. Counterparts. This Agreement may be executed in two counterparts, each
         ------------
of which shall be deemed an original, but both of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

     20. Contents of Agreement, Parties in Interest, Assignment, etc. This
         ------------------------------------------------------------
Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than the Buyer and the Seller and their respective successors or assigns, any rights or remedies under or by reason of this Agreement.

     21. Section Headings, Gender and "Person". The section headings herein have
         ------------------------------------
been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine or any other pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party or whether such party is a corporate or other entity. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization or any other entity.

     22. Notices. All notices, consents, waivers or other communications which
         -------
are required or permitted hereunder shall be sufficient if given in writing and delivered personally, by Federal Express or similar overnight delivery, by telecopy or facsimile transmission, or by registered or certified mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

      If to the Seller:

             SDI Operating Partners, L.P.
             2600 One Logan Square
             Philadelphia, PA 19103
                 Attention: Norman V. Edmonson
                            Group Vice President

     With a required copy to:

             Morgan, Lewis & Bockius
             2000 One Logan Square
             Philadelphia, PA 19103
                 Attention: Donald A. Scott, Esq.

     If to the Buyer:

             Consolidated Electrical Distributors, Inc.
             31356 Via Colinas
             Westlake Village, CA 91362
                 Attention: Thomas A. Lullo
                            Vice President-Finance & Administration

     With a required copy to:

             B. E. Lyons, Esquire
             1516 Pontius Avenue
             Los Angeles, CA 90025

     All such notices shall be deemed to have been given on the date delivered, telecopied or mailed in the manner provided above.

     23. Governing Law. This Agreement shall be construed and interpreted in
         -------------
accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed as of the day and year first above written.

                                       SELLER:
                                       -------

                                       SDI OPERATING PARTNERS, L.P.

                                       By SDI Partners I, L.P.,
                                          Its General Partner

                                       By Lehman/SDI, Inc.,
                                          Its General Partner

                                       By Norman V. Edmonson
                                         -------------------------
                                          Norman V. Edmonson
                                          Vice President

                                       BUYER:
                                       -----

                                       CONSOLIDATED ELECTRICAL
                                         DISTRIBUTORS, INC.

                                       By Thomas A. Lullo
                                         -------------------------
                                          Thomas A. Lullo
                                          Vice President

                      The Schedule to the Agreement is a

                      three volume notebook set on file

                      with Seller and Morgan, Lewis & Bockius.

                                   EXHIBIT A

                               ESCROW AGREEMENT

     THIS AGREEMENT, dated as of this __ day of October, 1994, is made and entered into by and between CONSOLIDATED ELECTRICAL DISTRIBUTORS, INC., a Delaware corporation ("Buyer"), SDI OPERATING PARTNERS, L.P., a Delaware limited partnership ("Seller"), and _______________________ BANK ("Escrow Holder").

                                  WITNESSETH:

     WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement dated October __, 1994, ("Purchase Agreement"), whereby Buyer is to acquire from Seller substantially all of its assets;

     WHEREAS, it is a condition to the Closing of the Purchase Agreement that this Escrow Agreement be entered into by the parties hereto; and

     WHEREAS, copies of the Purchase Agreement have been delivered to the Escrow Holder, and the Escrow Holder is willing to act as an escrow agent hereunder;

     NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and of other good and valuable consideration, the parties hereto agree as follows:

     1. Establishment of Escrow Fund.
        ----------------------------

        (a) On the Closing, Buyer shall wire transfer to Escrow Holder the sum of $________, as provided in Section 1.2(e) or the Purchase Agreement.


                                   EXHIBIT A
                                           -

                                       l

        (b) As used herein, the term "Escrow Fund" moans (i) the funds being delivered to the Escrow Holder pursuant to Section l(a) hereof, in whatever form from time to time held or invested, and (ii) all amounts received on or in respect of the aforesaid funds in whatever form from time to time held or invested as provided herein.

        (c) On the Closing, Buyer and Seller shall each provide Escrow Holder with a completed Internal Revenue Service Form W-9.

        (d) Capitalized terms not otherwise defined in this Agreement have the meaning given to them in the Purchase Agreement.

     2. Purpose of Escrow Fund. The Escrow Fund is established to make
        ----------------------
available funds in connection with (a) adjustments to the purchase price, as provided in Section 1.2 of the Purchase Agreement, and (b) the satisfaction of certain claims by Buyer against Seller, as provided in Section 13 and elsewhere in the Purchase Agreement.

     3. Investment of Funds: Income to be Retained as Past of Escrow Fund. The
        -----------------------------------------------------------------
Escrow Holder shall invest (or reinvest) the Escrow Fund upon verbal instructions followed up in writing from Seller and Buyer. Investments shall be solely in U.S. Government obligations with a maximum term of ninety (90) days or U.S. Government money market funds. Income from investment of the funds in the Escrow Fund shall be retained in the Escrow Fund and shall be paid to either

Buyer or Seller along with the principal to which it relates in accordance with the provisions of Section 4 hereof.

     4. Payments from Escrow Fund.
        -------------------------

        (a) For each payment from the Escrow Fund, Seller and Buyer shall deliver to Escrow Holder a certificate executed by Seller and Buyer (the "Certificate"), which Certificate shall specify (i) the dollar amount of the funds in the Escrow Fund to be paid to Buyer and the dollar amount of the funds in the Escrow Fund to be paid to Seller, and (ii) the date on which such payment or payments shall be made by Escrow Holder. The Certificate must be delivered to Escrow Holder at least five (5) calendar days prior to the date on which any payment is to be made by Escrow Holder.

        (b) Escrow Holder shall make any payment to Seller by direct deposit to the account of Seller at ________________________ Bank, New York, account number to be specified by Seller. Escrow Holder shall make any payment to Buyer by wire transfer to the account of Buyer at Bank of America, N.T. & S.A., Corporate Services #1233, 1850 Gateway Boulevard, Concord, California 94520, account number 6003-24150.

     5. Termination of Escrow Fund.
        --------------------------

        (a) Except as hereinafter provided, the Escrow Fund shall terminate upon the later of: (i) the date on which the Escrow Holder completes paying out all of the Escrow Fund to either Buyer or Seller or both, or (ii) April 30, 1996.

        (b) Notwithstanding the foregoing, if there is any dispute between Buyer and Seller concerning any matter relating to the transactions contemplated by the Purchase Agreement and such dispute is being resolved in accordance with the procedures described in the Purchase Agreement or otherwise, Escrow Holder will continue to serve as Escrow Holder and to invest the Escrow Fund or a portion thereof until Seller and Buyer deliver the Certificate required by
Section 4 hereof, or such Certificate is obviated by an order, judgment or award which is issued by competent authority requiring disbursement of part or all of the Escrow Fund.

        (c) In the event of any dispute or misunderstanding, Escrow Holder shall have the option to pursue any legal remedies which may be available to it, including the right to deposit the subject matter hereof in interpleader in the U.S. District Court for the Southern District of New York, and upon so doing to be absolved from all further obligations or liability hereunder. Buyer and Seller jointly and severally agree to pay to Escrow Holder a11 costs and expenses incurred by Escrow Holder, including actual attorney's fees, in any interpleader action.

     6. Duties of Escrow Agent. Buyer and Seller hereby appoint the Escrow
        ----------------------
Holder to act as escrow holder hereunder and agree with the Escrow Holder that:

        (a) The Escrow Holder shall have no duties or responsibilities except as expressly provided in this

Agreement and shall neither be obligated to recognize nor have any liability or responsibility arising under any other agreement to which the Escrow Holder is not a party, except as to provisions of such agreements which are expressly incorporated herein.

        (b) The Escrow Holder shall not be responsible for the sufficiency, genuineness or validity of any instrument or writing delivered to it pursuant to this Escrow Agreement; provided that the Escrow Holder reasonably believes that such instrument or writing is genuine, sufficient and properly presented.

        (c) The Escrow Holder shall not be liable or responsible for any act it may do or not do in the exercise of reasonable care.

        (d) In case any property held by the Escrow Holder hereunder shall be attached, garnished or levied upon under any order of court, or the delivery thereof shall be stayed or enjoined by any order of court, or any other order, judgment or decree shall be made or entered by any court or arbitrator affecting such property, or any part thereof, or any act of the Escrow Holder, it is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments, decrees or arbitration awards. The Escrow Holder shall not be liable to any of the parties hereof, their successors, heirs or personal representatives or to any other person, firm or corporation by reason of such compliance, notwithstanding that any such writ, order, judgment, decree or arbitration award be subsequently reversed, modified, annulled, set aside or vacated.

        (e) The Escrow Holder shall be entitled to reasonable compensation for its services hereunder and shall be reimbursed for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees and expenses) incurred or made by it in performance of its duties hereunder. One-half (1/2) of such compensation and reimbursements shall be paid by Buyer and one-half (1/2) by Seller upon request by Escrow Holder and, in the case of any reimbursement, upon submission to Buyer and Seller of a reasonably detailed itemized statement relating to the amounts to be reimbursed.

        (f) The Escrow Holder may resign by transmitting thirty (30) days' advance written notice thereof to Buyer and Seller. In the event of any such resignation, Buyer and Seller may jointly appoint a successor Escrow Holder which shall be a National Bank doing business in New York. Any successor Escrow Holder shall have all of the rights, obligations and immunities of the Escrow Holder as set forth herein.

     7. Notices. Any notice or other communication
        -------
provided for or allowed hereunder shall be considered to have been validly given if delivered personally, and evidenced by a receipt signed by an authorized agent or addressee, or 72 hours after being deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, or 48 hours after being sent by Federal Express or other courier service, or, in the case of telecopied notice, when telecopied receipt acknowledged, and addressed as provided below.


        If to Buyer, at:               31356 Via Colinas
                                       Westlake Village, CA 91362

                                       Attn.: T. A. Lullo,
                                              Vice President

                                       Telephone:  (818) 991-9000
                                       Telecopier: (818) 991-6842

        If to Seller, at:              Sun Distributors, L.P.
                                       c/o Lehman Brothers, Inc.
                                       3 World Financial Ctr.
                                       18th Floor
                                       New York, NY 10285

                                       Attn.: Mr. Peter A. Hunt,
                                              Vice President

                                       Telephone:  (212) 298-2992
                                       Telecopier: (212) 619-7165

     If to Escrow Holder, at:          __________________  Bank

                                       ______________________________

                                       ______________________________

                                       Attn.: _______________________


                                       Telephone:  (  )    -
                                                 --------------------
                                       Telecopier: (  )    -
                                                 --------------------

The addresses to which notices or demands are to be given may be changed from time to time by notice served as provided above.

     8. Sections and Other Headings. Sections and other headings contained in
        ---------------------------
this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

     9. Counterpart Execution. This Agreement may be executed in two or more
        ---------------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     10. Integrated Agreement. The Purchase Agreement and this Agreement
         --------------------
constitute the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties or representations between the parties other than those set forth herein or herein provided for. No amendment or modification of this Agreement shall be binding on the parties unless the same shall be in writing and executed by them.

     11. Succession. Subject to provisions herein contained with respect
         ----------
to the assignment of rights hereunder, this Agreement shall be binding on and inure to the benefit of the respective parties' heirs, executors, administrators, successors and assigns.


     WITNESS the due execution hereof as of the day and year first above written.

SDI OPERATING PARTNERS, L.P.           CONSOLIDATED ELECTRICAL
                                       DISTRIBUTORS, INC.


By_____________________________        By_____________________________

  Its__________________________          Its__________________________

                                       ____________________ Bank


                                       By_____________________________

                                         Its__________________________

                                   EXHIBIT B

                           AMERICAN ELECTRIC COMPANY
                                 BALANCE SHEET

                                 As of 6/30/94
                                (In Thousands)

ASSETS
- - ------
Current Assets

     Cash                                                    $    53
     Cash Equivalents                                            ---
     Accounts Receivable                                       6,596
     Intercompany Receivable (Payable)                            41
     Notes Receivable                                             70
        Less: Reserve for Bad Debts                             (172)

Inventories

     Materials and Supplies                                    7,999
        Less: Inventory Reserves                                 (80)

Other Current Assets                                              44

        TOTAL CURRENT ASSETS                                  14,551
                                                              ------

Long Term Accounts and Notes Receivable:

     Accounts Receivable                                         ---
     Notes Receivable                                            ---
     Investment in Affiliated Companies                          ---
     Other Investments                                           ---

Property, Plant, & Equipment                                   3,694

     Less:  Accumulated Depreciation                          (2,456)

        Property, Plant & Equipment, Net                       1,238

Deferred Charges & Other Assets

     Prepaid Pension                                             ---
     Goodwill                                                  2,746
     Intangible Assets                                           260
     Other Assets                                                 20

TOTAL ASSETS                                                 $18,815
                                                              ======


                           AMERICAN ELECTRIC COMPANY
                                 BALANCE SHEET

                                 As of 6/30/94
                                (In Thousands)



LIABILITIES & STOCKHOLDERS' EOUITY
- - ----------------------------------
Current Liabilities
     Accounts Payable                                        $ 5,322
     Trade Notes Payable                                         ---
     Short-Term Bank Borrowings                                  ---
     Current Portion of Long Term Debt                           ---
     Current Portion of Capitalized Lease Obligations             60
     Taxes, Other than Income Taxes Payable                      223
     Income Taxes Payable                                        ---
     Accrued Salaries, Wages, and Bonuses                        225
     Other Accrued Liabilities                                   282

        TOTAL CURRENT LIABILITIES                              6,112

     Long Term Debt                                              ---
     Long Term Capitalized Lease Obligations                      12
     Deferred Credits & Other Non-Current Liabilities              2

Capital

     Capital Investment - Beginning of Year                   12,302
     Capital Contributions                                       ---
     (Dividends)                                                (674)
     Net Income (Loss)                                         1,061
     End of Period - Capital Investment                       12,689

     Capital Investment - End of Period                       12,689

TOTAL LIABILITIES AND CAPITAL                                $18,815
                                                              ======

                      KEATHLEY-PATTERSON ELECTRIC COMPANY
                                 BALANCE SHEET

                                 As of 6/30/94
                                (In Thousands)


ASSETS
- - ------
Current Assets

     Cash                                                    $   (12)
     Cash Equivalents                                            ---
     Accounts Receivable                                       4,796
     Intercompany Receivable (Payable)                            49
     Notes Receivable                                             43
        Less: Reserve for Bad Debts                             (123)

Inventories

     Materials and Supplies                                    3,920
        Less: Inventory Reserves                                (175)

Other Current Assets                                              26

        TOTAL CURRENT ASSETS                                   8,524
                                                              ------

Long Term Accounts and Notes Receivable

     Accounts Receivable                                         ---
     Notes Receivable                                            ---
     Investment in Affiliated Companies                          ---
     Other Investments                                           ---

Property, Plant, & Equipment                                   1,573

     Less: Accumulated Depreciation                           (1,192)

        Property, Plant & Equipment, Net                         381

Deferred Charges & Other Assets:

     Prepaid Pension                                             ---
     Goodwill                                                  1,698
     Intangible Assets                                           ---
     Other Assets                                                  7

TOTAL ASSETS                                                 $10,610
                                                              ======


                      KEATHLEY-PATTERSON ELECTRIC COMPANY
                                 BALANCE SHEET

                                 As of 6/30/94
                                (In Thousands)

LIABILITIES & STOCKHOLDERS' EQUITY
- - ----------------------------------
Current Liabilities
     Accounts Payable                                        $ 3,415
     Trade Notes Payable                                         ---
     Short-Term Bank Borrowings                                  ---
     Current Portion of Long Term Debt                           ---
     Current Portion of Capitalized Lease Obligations            ---
     Taxes, Other than Income Taxes Payable                       22
     Income Taxes Payable                                        ---
     Accrued Salaries, Wages, and Bonuses                        129
     Other Accrued Liabilities                                   651

        TOTAL CURRENT LIABILITIES                              4,217

     Long Term Debt                                              ---
     Long Term Capitalized Lease Obligations                     ---
     Deferred Credits & Other Non-Current Liabilities            ---

Capital

     Capital Investment - Beginning of Year                    6,389
     Capital Contributions                                       ---
     (Dividends)                                                (792)
     Net Income (Loss)                                           796
     End of Period - Capital Investment                        6,393

     Capital Investment - End of Period                        6,393

TOTAL LIABILITIES AND CAPITAL                                $10,610
                                                              ======


                               Philips & Company
                                 Balance Sheet
                             As Of: June 30, 1994
                                     ($M)



ASSETS
- - ------
Current Assets

     Cash                                                        (62)
     Cash Equivalents                                              0
     Accounts Receivable                                       2,719
     Intercompany Receivable (Payable)                             0
     Notes Receivable                                             24
        Less: Reserve for Bad Debts                              (50)

Inventories

     Materials and Supplies                                    3,058
        Less: Inventory Reserves                                 (15)

Other Current Assets                                              84

        TOTAL CURRENT ASSETS                                   5,758

Long-Term Accounts and Notes Receivable

     Accounts Receivable                                           0
     Notes Receivable                                              0
     Investment in Affiliated Companies                            0
     Other Investments                                             0

Property, Plant, & Equipment                                   1,113

     Less: Accumulated Depreciation                             (703)

        Property, Plant & Equipment, Net                         410

Deferred Charges & Other Assets:

     Prepaid Pension                                               0
     Goodwill                                                    932
     Intangible Assets                                             0
     Other Assets                                                  0

TOTAL ASSETS                                                   7,100



                               Philips & Company
                                 Balance Sheet

                             As Of: June 30, 1994
                                     ($M)




LIABILITIES & CAPITAL
- - ---------------------
Current Liabilities
     Accounts Payable                                          1,836
     Trade Notes Payable                                           0
     Short-Term Bank Borrowings                                    0
     Current Portion of Long Term Debt                             0
     Current Portion of Capitalized Lease Obligations              0
     Taxes, Other than Income Taxes Payable                      193
     Income Taxes Payable                                          0
     Accrued Salaries, Wages, and Bonuses                        176
     Other Accrued Liabilities                                   114

        TOTAL CURRENT LIABILITIES                              2,319

     Long-Term Debt                                                0
     Long-Term Capitalized Lease Obligations                       0
     Deferred Credits & Other Non-Current Liabilities              0

        TOTAL LIABILITIES                                      2,319


Capital
- - -------
     Capital Investment - Beginning of Year                    5,053
     Capital Contributions                                         0
     (Dividends)                                                (444)
     Net Income (Loss)                                           172
     End of Period - Capital Investment                        4,781

     Capital Investment - End of Period                        4,781

TOTAL LIABILITIES AND CAPITAL                                  7,100


                     AMENDMENT TO ASSET PURCHASE AGREEMENT

     AMENDMENT TO ASSET PURCHASE AGREEMENT dated as of October 4, 1994 ("Agreement"), between SDI OPERATING PARTNERS, L.P. ("Seller") and CONSOLIDATED ELECTRICAL DISTRIBUTORS, INC. ("Buyer"). Capitalized terms defined in the Agreement shall have the same meaning in this Amendment.

     Seller and Buyer, intending to be legally bound hereby, amend the Agreement as follows:

     1. Notwithstanding any provision of the Agreement or the Schedule to the contrary or in any way limiting Seller's liability to Buyer, such as the "basket" provision contained in Section 13.2 of the Agreement:

        1.1 Buyer shall not assume any obligations by way of Assumed Liabilities or otherwise, and Seller shall indemnify, defend and hold Buyer harmless, with respect to:

             (a) All claims referred to and described in Schedule 3.9;

             (b) All tax audits and claims for taxes, interest and penalties, including without limitation sales, use and property taxes, relating to any period prior to the date hereof;

             (c) All employee compensation claims (including without limitation vacation pay, sales commissions, individual incentive plans and sales promotions in excess of the amounts accrued in the Closing Valuation) relating to any period prior to the date hereof;

             (d) Disputes between Seller and vendors; and

             (e) Sales returns and chargebacks in connection with material supplied by Seller prior to the date hereof.

        1.2 With respect to disputes between Seller and vendors, as well as sales returns and chargebacks, Buyer shall have the right to settle all such matters on behalf of Seller in compliance with custom, usage and standards applicable to the electrical distribution industry. Such right of Buyer shall continue for the period following the Closing up to and including April 30, 1996. Any amounts payable by Seller as a consequence of the resolution of such matters shall be paid promptly by Seller to the vendor, customer or Buyer, as the case may be; provided that the foregoing provisions are not intended to duplicate the provisions of Section 1.2(f) of the Agreement. Buyer shall inform Seller in writing of any such matter involving more than $2,500 promptly upon learning of it.

        1.3 Seller shall be responsible for, and shall indemnify, defend and hold Buyer harmless for, all compensation in the nature of severance pay which becomes payable during a period ending June 5, 1994, to any employee of Seller who is not hired by Buyer or who is terminated by Buyer.

        2. Notwithstanding any provision of the Agreement or the Schedule to the contrary, merchandise credits or rebates from suppliers shall not be included in the Closing Valuation; provided that Buyer shall pay Seller as, when and if received, fifty percent (50%) of such items which are earned in 1994 with respect to purchases made prior to the date hereof.

        3. Notwithstanding the provisions of Sections 1.1 and 3.7(c) of the Agreement, the following Real Property of Seller shall not be included in the Purchased Assets, nor shall any obligations or values with respect thereto be included in either the Assumed Liabilities or the Closing Valuation:

             (a) Sedalia, MO

             (b) Great Bend, KS

             (c) Hot Springs, AR

             (d) Colorado Springs, CO

             (e) Eddy County, NM

        4. Notwithstanding the provisions of Sections 1.1 and 3.8 of the Agreement, the following leased properties of Seller and any Contracts related thereto shall not be assigned to Buyer, nor shall any obligations with respect to such properties or Contracts be included in the Assumed Liabilities:

             (a) Fort Worth, TX

             (b) Wichita, KS

        5. The parties agree that Section 1.2(a) of the Agreement shall be supplemented on a branch by branch basis with reference to items not appearing in manufacturers' price lists to distributors in that inventory items which have had sales movement in such branch during the twelve (12) month period preceding the date hereof shall be valued at cost times the lesser of the number of items on hand or the number of units sold during said twelve (12) month period.

        6. Notwithstanding the provisions of Sections 1.1 and 3.7(c) of the Agreement, the Real Property shall not be purchased until commitments for title insurance have been issued by the various title insurance companies heretofore engaged by Buyer to issue such commitments, but in any event on or before December 23, 1994. Such purchases shall be completed in accordance with local custom in effect where said properties are located, including aspects of such custom providing for delays if defects of title are discovered; provided that the foregoing shall not in any way affect the provisions of Section 17 of the Agreement; and provided further that the purchase of the Real Property located in St. Joseph, MO shall not be completed until Seller, at its sole cost and expense, remediates the friable asbestos which exists on the property; and then notwithstanding any other provision of the Agreement or the Schedule to the contrary, the purchase price for said property shall be $170,000. The date for the proration of tax and expense items for the Real Property (other than St. Joseph, MO) shall be the date hereof.

        7. Except as herein modified or amended, the parties reaffirm the terms and conditions of the Agreement.

        WITNESS the due execution hereof on the 5th day of December, 1994, but as of October 4, 1994, the date of execution of the Agreement.

                                       SELLER:
                                       ------

                                       SDI OPERATING PARTNERS, L.P.

                                       By SDI Partners I, L.P.,

                                          Its General Partner

                                       By Lehman/SDI, Inc.,
                                          Its General Partner

                                       By /s/Norman V. Edmonson
                                         ------------------------------
                                          Norman V. Edmonson
                                          Vice President

                                       BUYER:
                                       -----

                                       CONSOLIDATED ELECTRICAL
                                          DISTRIBUTORS, INC.

                                       By /s/Thomas A. Lullo
                                         ------------------------------
                                          Thomas A. Lullo
                                          Vice President